THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS
Continued improvement of Marcus Hotels & Resorts drives 35.5% increase in net earnings and 42.9% increase in EPS

Milwaukee, Wis., Dec. 15, 2011….. The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 24, 2011.  Increased revenues, operating income and net earnings were primarily driven by the continued improvement of Marcus® Hotels & Resorts.

Second Quarter Fiscal 2012 Highlights
•	Total revenues for the second quarter of fiscal 2012 were $90,069,000, a 3.8% increase from revenues of $86,735,000 for the second quarter of fiscal 2011.
•	Operating income was $6,261,000 for the second quarter of fiscal 2012, a 15.8% increase from operating income of $5,406,000 for the same period in the prior year.
•	Net earnings were $2,824,000 for the second quarter of fiscal 2012, a 35.5% increase from net earnings of $2,084,000 for the second quarter of fiscal 2011.
•	Earnings per diluted common share were $0.10 for the second quarter of fiscal 2012, a 42.9% increase from earnings of $0.07 per diluted common share in the comparable prior period.

First Half Fiscal 2012 Highlights
•	Total revenues for the first half of fiscal 2012 were $213,976,000, a 6.6% increase from revenues of $200,691,000 for the same period in fiscal 2011.
•	Operating income was $29,609,000 for the first half of fiscal 2012, a 19.2% increase from operating income of $24,830,000 for the first half of fiscal 2011.
•	Net earnings were $15,301,000 for the first half of fiscal 2012, a 26.4% increase from net earnings of $12,104,000 for the same period in fiscal 2011.
•	Earnings per diluted common share were $0.52 for the first half of fiscal 2012, a 26.8% increase from earnings of $0.41 per diluted common share for the first half of fiscal 2011.

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“This was another strong quarter for The Marcus Corporation.  Our overall performance benefited from the continued improvement of Marcus Hotels & Resorts.  Results for Marcus Theatres® were down slightly for the quarter, due to accelerated depreciation related to our conversion to digital cinema technology and a weaker film slate than in the second quarter of last year.  However, Marcus Theatres’ results were up for the first half of the fiscal year,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus® Hotels & Resorts
Revenues for Marcus Hotels & Resorts increased 9.4% and operating income was up 57.7% for the second quarter.  Revenue per available room (RevPAR) increased 9.4% for the second quarter, due in large part to a 5.7% increase in the average daily rate.  RevPAR was up 9.6% for the first half of the fiscal year.

“We are encouraged by the continuing upward trends of both Marcus Hotels and the lodging industry as a whole.  All eight company-owned properties contributed to the revenue increase this quarter.  Room demand continues to be at historically high levels and we are particularly encouraged by our fourth consecutive quarter of increases in the average daily rate,” said Marcus.

“We continue to actively pursue opportunities to add new management contracts to our portfolio.  In addition, our recently created hotel investment business, MCS Capital, LLC, may act as an investment fund sponsor, joint venture partner or sole investor for additional hotel properties,” added Marcus.

He noted that the company continues to maintain and enhance its existing properties. The renovation of the Hotel Phillips in Kansas City, Mo. was completed during the second quarter.  This project skillfully maintained the hotel’s elegant Art Deco design elements while adding the high-quality amenities today’s travelers expect.

Marcus Theatres®
“A slightly weaker film slate resulted in a small decrease in revenues and operating income for Marcus Theatres in the second quarter.  However, operating income would still have increased over the second quarter of last year, if not for approximately $800,000 of accelerated depreciation for the company’s

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existing 35mm film projection systems in conjunction with the deployment of new digital cinema technology in 618 screens across the circuit.  The entire amount of accelerated depreciation related to the digital cinema deployment totaled $1.4 million,” said Marcus.  He noted that both revenues and operating income increased for the first half of the year, due to the strong summer box office.

“The top performing pictures for the second quarter of fiscal 2012 were The Twilight Saga: Breaking Dawn – Part 1, Paranormal Activity 3 and Puss in Boots (3D).  This film line-up was not quite as strong as the top pictures for last year’s second quarter, which were led by Harry Potter and the Deathly Hallows: Part 1, and also included Jackass 3 (3D) and Megamind (3D),” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“The busy holiday period kicked-off with the Thanksgiving openings of three family films, The Muppets, Hugo (3D) and Arthur Christmas (3D).  Special pre-opening showings of Mission: Impossible – Ghost Protocol begin tonight on our UltraScreens®, followed by the openings of Sherlock Holmes: A Game of Shadows and Alvin & the Chipmunks: Chip-Wrecked tomorrow. Other highly anticipated holiday-season pictures include The Girl with the Dragon Tattoo, Adventures of TinTin (3D), We Bought a Zoo and War Horse,” said Olson.

Olson said the division’s growth strategies include potential acquisitions and expanded food and beverage concepts.  “Yesterday, we closed on the purchase of Showtime Cinema, a 12-screen theatre in a southwestern Milwaukee suburb.  This is an excellent addition to our circuit that extends our presence in a growing market.  We also continue to add new Zaffiro’s Pizzeria & Bar restaurants at existing theatre locations.  A new full-service Zaffiro’s will open soon at our Parkwood Cinema in suburban St. Cloud, Minn. and we recently broke ground for a Zaffiro’s restaurant at our Ridge Cinema in New Berlin, Wis.,” he said.

Olson added that the company’s large-scale digital cinema rollout was completed in September.  “We have branded our digital cinema installations MDX – the Marcus Digital Xperience.  We are also offering the latest 4K digital projection technology in 93 of our largest auditoriums.  This technology allows for even higher resolution,” he said.

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Other Matters
“We are still finalizing the accounting treatment of our digital cinema master license agreement, which became effective during our fiscal 2012 second quarter.  As a result, we have not included a condensed balance sheet in this press release.  A complete balance sheet will be provided in our required 10Q filing in January.  The balance sheet considerations being finalized will not result in any restatement of prior financial statements and will have no impact on the consolidated statement of earnings included in this release, nor are they expected to have a material impact on future reported operating results,” said Marcus.

“The leverage on our balance sheet remained low at the end of the second quarter. We repurchased 119,000 shares of our common stock during the second quarter under an existing Board authorization, increasing the total number of shares repurchased since the beginning of our fiscal year to 561,000.  Overall, we believe we are well positioned for future growth,” added Marcus.

Conference Call and Webcast
Marcus Corporation management will host a conference call today, December 15, 2011, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results.  Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-597-5391 and entering the passcode 50487491.  Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for telephone replay through Thursday, December 22, 2011 by dialing 1-888-286-8010 and entering the passcode 62132745. The Webcast of the conference call will be archived on the company’s Web site until its next earnings release.

About The Marcus Corporation
Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets.  With the purchase of the Showtime Cinema in Franklin, Wis., The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 695 screens at 56 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio.  The company’s lodging division, Marcus® Hotels & Resorts, owns or manages 18 hotels, resorts and other properties in nine states.

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For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 24,	November 25,	November 24,	November 25,
	2011	2010	2011	2010

Revenues:
Theatre admissions	$25,339	$27,077	$69,513	$69,044
Rooms	25,401	23,274	54,319	49,634
Theatre concessions	13,243	12,589	36,112	32,235
Food and beverage	14,650	13,322	29,346	26,633
Other revenues	11,436	10,473	24,686	23,145
Total revenues	90,069	86,735	213,976	200,691

Costs and expenses:
Theatre operations	22,438	23,829	58,639	58,491
Rooms	8,994	8,507	18,405	17,267
Theatre concessions	3,552	3,369	9,089	8,154
Food and beverage	10,323	9,672	20,788	19,225
Advertising and marketing	5,792	5,491	11,647	10,957
Administrative	10,741	9,568	21,556	19,617
Depreciation and amortization	8,910	8,315	17,830	16,657
Rent	2,008	2,103	4,131	4,150
Property taxes	3,528	3,450	6,756	6,987
Other operating expenses	7,522	7,025	15,526	14,356
Total costs and expenses	83,808	81,329	184,367	175,861

Operating income	6,261	5,406	29,609	24,830

Other income (expense):
Investment income	25	58	169	110
Interest expense	(2,300)	(2,581)	(4,651)	(5,239)
Gain (loss) on disposition of property, equipment and other assets	2	(1)	(179)	(2)
Equity earnings (losses) from unconsolidated joint ventures, net	34	(17)	(37)	(86)
	(2,239)	(2,541)	(4,698)	(5,217)

Earnings before income taxes	4,022	2,865	24,911	19,613
Income taxes	1,198	781	9,610	7,509
Net earnings	$2,824	$2,084	$15,301	$12,104

Net earnings per common share - diluted	$0.10	$0.07	$0.52	$0.41

Weighted-average shares outstanding - diluted	29,203	29,583	29,440	29,628

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THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended November 24, 2011
Revenues	$41,091	$48,780	$198	$90,069
Operating income (loss)	4,642	5,082	(3,463)	6,261
Depreciation and amortization	4,892	3,891	127	8,910

13 Weeks Ended November 25, 2010
Revenues	$41,916	$44,589	$230	$86,735
Operating income (loss)	5,054	3,223	(2,871)	5,406
Depreciation and amortization	4,228	3,952	135	8,315

26 Weeks Ended November 24, 2011
Revenues	$110,954	$102,678	$344	$213,976
Operating income (loss)	21,525	14,369	(6,285)	29,609
Depreciation and amortization	9,742	7,833	255	17,830

26 Weeks Ended November 25, 2010
Revenues	$106,598	$93,656	$437	$200,691
Operating income (loss)	19,600	10,632	(5,402)	24,830
Depreciation and amortization	8,460	7,927	270	16,657

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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